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Exhibit 21

LIST OF SUBSIDIARIES

State of Incorporation
Iteris, Inc. Meyer, Mohaddes & Associates, Inc. (subsidiary of Iteris, Inc.)	Delaware California

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  Exhibit 21
LIST OF SUBSIDIARIES